EXHIBIT 99.1

PlasmaTech News

Company and Media Contact:
Harrison Wehner
President & CFO
PlasmaTech Biopharmaceuticals, Inc.
(617) 981-6955

PlasmaTech Biopharmaceuticals, Inc. Announces Pricing of $14,000,000 Public Offering and Listing on NASDAQ

Dallas, TX and New York, NY, December 18, 2014 — PlasmaTech Biopharmaceuticals, Inc. (NASDAQ: PTBI, PTBIW), a biopharmaceutical company advancing patient care in critical areas, announced the pricing of an underwritten public offering of 3,500,000 shares of common stock, and warrants to purchase up to an aggregate 3,500,000 shares of common stock, at an offering price of $4.00 per share and $.01 per warrant.  The warrants have a per share exercise price of $5.00, are exercisable immediately, and expire 5 years from the date of issuance.  The shares and warrants will begin trading on The NASDAQ Capital Market on December 19, 2014 under the symbols “PTBI” and “PTBIW,” respectively.

The gross proceeds to the Company from this offering are expected to be $14,000,000, before deducting underwriting discounts and commissions and other estimated offering expenses.  All of the shares and warrants in the offering are being sold by the Company.

The Company intends to use the net proceeds received from the offering for the clinical development and validation of its licensed SDF Plasma Process, for the continued commercialization of MuGard and Proctigard, for the development of follow-on portfolio products, and for general corporate purposes including working capital.  The Company also intends to use a portion of the net proceeds to make an upfront payment for the exclusive world-wide license of the SDF Plasma Process.

The offering is expected to close on December 24, 2014, subject to customary closing conditions.  The Company has also granted the underwriters a 45-day option to purchase up to an additional 525,000 shares of common stock and/or 525,000 warrants to cover over-allotments, if any.

H.C. Wainwright & Co. and Aegis Capital Corp. are acting as joint book-running managers for this offering.

A registration statement on Form S-1 relating to the shares and warrants was filed with the Securities and Exchange Commission (SEC) and is now effective.  A preliminary prospectus relating to the offering has been filed with the SEC and is available on the SEC’s web site at http://www.sec.gov.  Copies of the final prospectus relating to the offering, when available, may be obtained from the offices of H.C. Wainwright & Co., LLC, 430 Park Avenue, New York, NY, 10022, telephone: 212-356-0527 or email: placements@hcwco.com, or Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY, 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com, or from the above-mentioned SEC website.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About PlasmaTech Biopharmaceuticals, Inc.:  PlasmaTech Biopharmaceuticals, Inc. (PlasmaTech) is a biopharmaceutical company focused on advancing targeted treatments for significant unmet needs of critical patient care.  Exploiting two distinct proprietary platforms, Salt Diafiltration (SDF™) Process and Polymer Hydrogel Technology (PHT™), PlasmaTech is active in the development and commercialization of plasma-derived therapeutics and cancer supportive care products. The company has developed a robust product pipeline that includes two commercial stage products, MuGard® and ProctiGard™ as well as multiple pre-clinical follow-on products. For more information visit, www.plasmatechbio.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties. These statements include those relating to: timelines and clinical results for MuGard and ProctiGard, our ability to achieve clinical and commercial success and our ability to successfully develop marketed products. These statements are subject to numerous risks, including but not limited to PlasmaTech’s need to obtain additional financing in order to continue clinical trials and operations and to the risks detailed in PlasmaTech’s Annual Reports on Form 10-K and other reports filed by the Company with the Securities and Exchange Commission.